Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	Burns McClellan
Larry G. Stambaugh	Aline Schimmel (Investors)
Chairman, President & CEO	(212) 213-0006

Anthony E. Altig	CCG Investor Relations
Chief Financial Officer	Sean Collins (Media)
(818) 789-0100
David A. Walsey
Sr. Dir. Corp. Communications

(858) 453-4040

MAXIM PHARMACEUTICALS APPOINTS JOHN F. BEDARD
TO BOARD OF DIRECTORS

SAN DIEGO, October 5, 2004 — Maxim Pharmaceuticals (Nasdaq: MAXM) (SSE: MAXM) announced today that John F. Bedard, 55, was appointed to the Company’s board of directors. Mr. Bedard will serve as the seventh independent outside director on the eight person board.

With over twenty-five years of experience directing drug development and registration programs in the pharmaceutical industry, Mr. Bedard brings valuable experience to Maxim.  Since 2002 Mr. Bedard has been engaged as a principal in a pharmaceutical consulting practice. Prior to that, he served in senior management positions during his 15 year career at Bristol-Myers Squibb, most recently as Vice President, FDA Liaison and Global Strategy.  In that position, Mr. Bedard was the liaison with the FDA for new drug development, and he was also responsible for global development plans and registration activities for new drugs.  Before his tenure at Bristol-Myers Squibb, Mr. Bedard held senior regulatory affair positions at Smith Kline & French Laboratories and Ayerst Laboratories.

“We are pleased to welcome John Bedard to the Maxim board of directors.  His extensive regulatory and development experience will be helpful to the board and management as we pursue regulatory approval for Ceplene™ therapy to treat Acute Myeloid Leukemia patients in complete remission, and in other development and regulatory activities, “ commented Larry G. Stambaugh, Chairman and CEO of Maxim Pharmaceuticals.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.  Ceplene™, Maxim’s lead drug candidate, is an immune-modulator that reverses immune suppression and protects critical immune cells. Because Ceplene modifies basic immune functions, it has the potential to be used in a range of diseases. Additionally, Maxim is developing small-molecule apoptosis modulators for cancer, cardiovascular disease and other degenerative diseases.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, and the apoptosis inducers, and the conduct, results and timelines associated with the Company’s clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale clinical trials, the risk that the Company will not obtain approval to market its products, and the risks associated with reliance upon key personnel. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of the Company.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

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